Exhibit 10.13

MUTUAL ASSIGNMENT OF LEASE AGREEMENT

[Canyon Ridge]

This Assignment of Lease Agreement (this “Agreement”) is made as of March 1, 2007, by and between CONTINUOUS COMPUTING CORPORATION, a Delaware corporation (“Continuous”), and PEREGRINE SEMICONDUCTOR CORPORATION, a Delaware corporation (“Peregrine”). This Agreement shall amend and restate the prior Assignment of Lease Agreement, dated as of February 1, 2007, entered in by Continuous and Peregrine.

R E C I T A L S :

A. Reference is hereby made to that certain Industrial Lease dated April 20, 2000 by and between The Irvine Company, a Delaware corporation (“Landlord”) and Continuous, as amended by a First Amendment to Lease dated as of August 23, 2005 (collectively, the “9380 Lease”), pertaining to the lease of space in that certain multi building commercial project known as Canyon Ridge Business Park located at 9380 Carroll Park Drive, San Diego, California (“9380 Building”).

B. Reference is hereby additionally made to that certain Lease dated March 31, 2004 by and between Landlord and Peregrine (the “9450 Lease”), pertaining to the lease of space in that certain multi building commercial project known as Canyon Ridge Technology Park located at 9450 Carroll Park Drive, San Diego, California (“9450 Building”).

C. Continuous desires to assign all of its right, title, interest and obligations under the 9380 Lease to Peregrine and Peregrine desires to accept the assignment, and Peregrine desires to assign all of its right, title and interest under the 9450 Lease to Continuous and Continuous desires to accept the assignment (collectively, the “Mutual Assignment”), and each party shall assume the obligations of the tenant under the assumed leases on the terms and conditions contained herein.

D. All defined terms not otherwise expressly defined herein shall have the respective meanings given in the 9380 Lease and 9450 Lease. All reference to the “parties” shall mean and refer to Peregrine and Continuous.

A G R E E M E N T :

1. Assignment and Assumption. Provided Landlord’s consent to this Agreement has been obtained, this Mutual Assignment shall be effective as of July 14, 2007, unless otherwise mutually agreed in writing by the parties (the “Effective Date”). As of the Effective Date, Continuous hereby assigns to Peregrine all of Continuous’ right, title, interest and obligations under the 9380 Lease, including any options and signage rights and Peregrine hereby accepts the assignment and assumes and agrees to perform and be bound by all of the terms, covenants, conditions and obligations imposed upon Continuous under the 9380 Lease. Additionally, as of the Effective Date, Peregrine hereby assigns to Continuous all of Peregrine’s right, title, interest and obligations under the 9450 Lease, including any options and signage rights and Continuous hereby accepts the assignment and assumes and agrees to perform and be bound by all of the terms, covenants, conditions and obligations imposed upon Peregrine under the 9450 Lease.

2. Non-Release from Prior Obligations. Continuous shall remain liable for all acts, omissions, liabilities and obligations arising under the 9380 Lease which arise or accrue prior to the Effective Date. Peregrine shall remain liable for all acts, omissions, liabilities and obligations arising under the 9450 Lease which arise or accrue prior to the Effective Date.

3. Release from Future Obligations. As of the Effective Date, Continuous shall be released from and cease to have liability for any obligations, acts, omissions or liabilities accruing from and after the Effective Date as to the 9380 Lease and Peregrine shall be released from and cease to have liability for any obligations, acts, omissions or liabilities accruing from and after the Effective Date as to the 9450 Lease. Nothing in this Paragraph 3 shall absolve either party of any liability which accrued prior to the Effective Date as to their original lease.

4. Timing of Move into New Premises. The parties agree that they will commence their move into their respective new premises on the Effective Date and shall use all good faith and reasonable efforts to substantially complete such move by the open of business on July 16, 2007.

5. Building Condition. Continuous and Peregrine hereby agree to maintain their respective original premises in good condition and in accordance with their respective obligations under their original leases. Each party shall have reasonable access rights to the other party’s premises in order to perform reasonable due diligence and alterations in preparation for the relocation to such new premises; provided that each party shall use reasonable efforts to prevent unreasonable interference with the other party’s business operations. Peregrine shall accept the 9380 Building in its then “as-is” condition as of the Effective Date and Continuous shall have no obligation to pay for or provide any improvements in the 9380 Building. Similarly, Continuous shall accept the 9450 Building in its then “as-is” condition as of the Effective Date and Peregrine shall have no obligation to pay for or provide any improvements in the 9450 Building. Each party shall be responsible for paying for any improvements or alterations required or requested in connection with its new premises and any such alterations or improvements shall be performed in accordance with the terms of the lease being assumed.

6. Early Entry Space. After the full execution and delivery of this Agreement and receipt of Landlord’s consent to the Mutual Assignment contemplated herein, Peregrine shall have the right to use and occupy an area of approximately 4,000 rentable square feet on the east side of the ground floor of the 9380 Building (“Early Entry Space”), without any obligation to pay any rent in connection with such use. Peregrine shall also be permitted reasonable access to restrooms and the lunchroom on the ground floor of the 9380 Building. Peregrine agrees to abide by any reasonable security measures and access arrangements requested by Continuous in connection with its rights pursuant to this Paragraph 6.

7. Stock Room. From the Effective Date until no later than December 31, 2007, Continuous shall be permitted to continue its use of its stock room operations in the northwest corner of the 9380 Building (“Stock Room”), including access to the shipping and receiving dock, without any obligation to pay any rent in connection with such use. Continuous agrees to abide by any reasonable security measures and access arrangements requested by Peregrine in connection with its rights pursuant to this Paragraph 7.

8. Furniture and Fixtures. Except to the extent expressly agreed otherwise by the parties, each party shall leave all workstations (including any white boards), office room desks with returns (if any), conference room tables and cabinets (collectively “FF&E”) in their original premises and the other party shall accept the same in their then existing “as is” condition. Promptly after the Effective Date and in connection with the move into their respective buildings, the parties will prepare an inventory of all FF&E and Systems (as defined below). Based upon such inventories, the parties will execute mutual bills of sale evidencing the transfer of all FF&E and Systems listed on such inventories to one another. Each party represents and warrants that there is no financing, lease or liens applicable to the FF&E. Notwithstanding the foregoing, Peregrine shall relocate its compressed air system to the 9380 Building. Each party shall move its non-FF&E, including, but not limited to, chairs, file cabinets, book cases, supplies, copiers, scanners, sports/employee entertainment equipment (e.g., gym equipment, pool table, foosball table and bike racks), marketing posters and art work, to its new premises in connection with this Mutual Assignment. In addition, each party will relocate its lab furniture and equipment to its new premises; provided that Peregrine may request that Continuous leave any lab furniture in the 9380 Building that Continuous will not use after the Effective Date. Either party shall have the right to designate any items which would otherwise be required to be left behind in accordance with this Paragraph 6, which such party does not desire to take possession of, and in such event, the party who owns such items will remove the designated items from their original premises on or before the Effective Date or as soon thereafter as is reasonably possible (e.g., Continuous may require that Peregrine remove certain workstations from the 9450 Building and Peregrine may require Continuous to remove certain warehouse racking from the 9380 Building).

9. Phones and Data Systems. Each party shall leave its phone system, alarm system, network cabling and all equipment related thereto (collectively, the “Systems”) in its respective original premises, provided, however, that as agreed to by the parties, each party may relocate any equipment related to providing internet services related to the services currently received by each party. “Systems” will include systems used in operating the respective buildings and not any other hardware or other items related to the operation of each party’s business (e.g., computers, computer servers, and routers shall not be included in the definition of “Systems”). All Systems will be transferred to the other party by bill of sale and will be transferred in their then “as is” condition. Each party will provide all owners manuals and users manuals, software and data cabling maps and similar information related to the Systems being transferred and will cooperate with the other party to answer questions relating to the use of such Systems, including providing reasonable training and user orientation with respect to such Systems. Each party represents and warrants that there is no financing, lease or liens applicable to the Systems.

10. Costs and Contingency. Each party shall bear its own costs in connection with this Mutual Assignment, including, but not limited to, the payment of any fees charged by Landlord in connection with the granting of its consent to this Mutual Assignment with respect to the lease being assigned by such party, the fees of their respective brokers, any moving expenses or related fees; provided that notwithstanding the foregoing, Peregrine hereby agrees to reimburse Continuous one half of all legal fees incurred by Continuous in connection with this Agreement. Each assignment contemplated herein is hereby made expressly contingent upon the effectiveness of, and Landlord’s consent to, the other assignment contemplated by this Agreement and in no event shall either the 9380 Lease or the 9450 Lease be assigned pursuant to this Agreement unless the other lease is assigned pursuant to this Agreement.

11. Rent Differential and July Expenses. As further consideration for this Assignment, Continuous Computing agrees to make a payment to Peregrine in the amount of Forty-Five Thousand and 00/100 Dollars ($45,000.00). This payment is in consideration for the difference in the lease rental rates between the 9450 Lease and 9380 Lease (the “Rent Differential Payment”). Peregrine agrees to make a payment in the amount of Fourteen Thousand Two Hundred Fifty Two and 00/100 Dollars ($14,252.00). This payment represents the difference in the basic rent for the month of July pro-rated from the Effective Date through the end of July (the (“Pro-Rated Rent”). The Rent Differential Payment and the Pro-Rated Rent may be adjusted in the event that the Effective Date is changed, as mutually agreed by the parties. Each party shall use reasonable efforts to transfer any building expenses as of the Effective Date. In the event that there are expenses that must be paid on a monthly basis, such as utility, phone, and other miscellaneous expenses, Continuous Computing shall pay such expenses incurred at the 9380 Building and Peregrine shall pay for the expenses incurred at the 9450 Building for the entire month of July. Such amounts will be pro-rated based on the Effective Date and each party shall pay for their proportionate amount of such expenses.

12. Security Deposit and Letter of Credit. Continuous currently has a Security Deposit under the 9380 Lease equal to Fifty Eight Thousand Seven Hundred Eighty Six and 00/100 Dollars ($58,786.00). Peregrine currently has a Security Deposit under the 9450 Lease equal to Twenty Seven Thousand Two Hundred Forty Three and 00/100 Dollars ($27,243.00). Each party shall maintain its right, title and interest in the Security Deposit under its original lease. In addition, the Letter of Credit currently held by Landlord in connection with the 9450 Lease shall be maintained by Peregrine and the terms related to the Letter of Credit as set forth in Section 4.4 of the 9450 Lease shall remain with Peregrine in full force and effect as if such terms were assigned to the 9380 Lease.

13. Tenant’s Address for Notices. Effective as of the Effective Date, the 9380 Lease is hereby amended to provide that Tenant’s address for notices shall be: Peregrine Semiconductor Corporation, 9380 Carroll Park Drive, San Diego, California, 92121, Attention: Chief Financial Officer and the 9450 Lease is hereby amended to provide that Tenant’s address for notices shall be: Continuous Computing Corporation, 9450 Carroll Park Drive, San Diego, California 92121, Attention: Vice President, Finance with a copy to the General Counsel.

14. Building Top Signs. Each party currently has a building top sign on the building which it currently occupies. In connection with this Mutual Assignment, each party shall, as soon as reasonably practicable following the full execution of this Agreement, remove its respective building top sign so that each party has its own signage on its new building (i.e., Peregrine shall have its signage on the 9380 Building and Continuous shall have its signage on the 9450 Building). Replacement of such signage on the newly occupied premises, shall be subject to Landlord’s sign criteria and approval by Landlord and any applicable governmental authorities.

15. Use of Premises. As of the Effective Date, the permitted use under the 9380 Lease shall be amended to “General Office, research and development, product testing and any other use permitted under applicable laws and zoning” and the permitted use under the 9450 Lease shall be amended to “Hardware & Software development, system assembly and general office use.”

16. General Provisions.

16.1 Brokerage Commission. Continuous and Peregrine covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Mutual Assignment and Continuous and Peregrine agree to protect, defend, indemnify and hold Landlord harmless from the same and from any cost or expense (including, but not limited to, attorney’s fees) incurred by Landlord in resisting any claim for any such brokerage commission. Continuous and Peregrine were each represented by Irving Hughes Group (“Irving Hughes”) in connection with this Agreement and each party shall be responsible for the payment of its respective broker and shall defend, indemnify and hold the other party harmless from and against the same and from any cost or expense (including, but not limited to, attorney’s fees) incurred by Landlord in resisting any claim for any such brokerage commission. Continuous Computing has agreed to pay a broker fee of Thirty-Eight Thousand and 00/100 Dollars ($38,000.00) to Irving Hughes within two (2) weeks after the Effective Date. Peregrine has agreed to pay a broker fee of Thirty Thousand and 00/100 Dollars ($30,000.00) to Irving Hughes within two (2) weeks after the Effective Date.

16.2 Controlling Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of California.

16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns.

16.4 Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.

16.5 Attorney’s Fees. If any party commences litigation against the other for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party(ies) such costs and reasonable attorneys’ fees as the prevailing party may have incurred.

16.6 Payment Offset. The parties agree to offset any payments required under this Assignment so that the party owing any amount after this offset will provide payment to the other party.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“PEREGRINE”:

PEREGRINE SEMICONDUCTOR CORPORATION, a Delaware corporation

By:	/s/ Philip Chapman
Name:	Philip Chapman
Title:	CFO

By:	/s/ Jim Cable
Name:	Jim Cable
Title:	CEO

“CONTINUOUS”:

CONTINUOUS COMPUTING CORPORATION, a Delaware corporation

By:	/s/ Mike Dagenais
Print Name:		Mike Dagenais
	Title:	CEO

By:	/s/ Larry Nishnick
Print Name:		Larry Nishnick
	Title:	VP and General Counsel

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